Exhibit 99.1

PAR PETROLEUM CORPORATION THIRD QUARTER 2014 EARNINGS CALL

HOUSTON, TEXAS (November 10, 2014) Par Petroleum Corporation (NYSE MKT: PARR) announced today it will host a live conference call on Wednesday, November 12, 2014, at 9:00 AM Central. You may listen or participate in the call by telephone or listen only on our webcast.

Attendee Audio:

Dial-In:	1 (888) 517-2458 Audience US Toll Free
Passcode:	7642 445

Live Audio Webcast:

http://event.onlineseminarsolutions.com/r.htm?e=881910&s=1&k=758C95FB38B72C597B389DDD0E2A07D9

Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without the company’s prior consent.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121